Exhibit 10.13

Targa Resources Corp.

2010 Stock Incentive Plan

Restricted Stock Unit Agreement

(Bonus Grant)

Grantee:	______________
Date of Grant:	______________
Number of Restricted Stock Units Granted:	______________

1.Grant of Restricted Stock Units.  I am pleased to inform you that you have been granted the above number of Restricted Stock Units with respect to the common stock, par value $0.001 per share (“Common Stock”), of Targa Resources Corp., a Delaware corporation (the “Company”), under the Targa Resources Corp. 2010 Stock Incentive Plan (the “Plan”).  Each Restricted Stock Unit awarded hereby represents the right to receive one share of Common Stock subject to the terms and conditions of this Restricted Stock Unit Agreement (this “Agreement”).  Each Restricted Stock Unit also includes a tandem dividend equivalent right (“DER”), which is a right to receive an amount equal to the cash dividends made with respect to a share of Common Stock during the period the Restricted Stock Units are outstanding, as described in Section 4.  This award of Restricted Stock Units constitutes a “Phantom Stock Award” under the Plan and shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

2.Forfeiture Restrictions and Vesting.

a.The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of, and in the event of termination of your employment with the Company and its Affiliates (collectively, the “Company Group”) (as determined in accordance with Section 5 hereof) for any reason other than death or Disability, or a Change in Control Termination, you shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of employment as provided in this Section 2(a) are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock Units.

For purposes of this Agreement, the following terms shall be defined below:

(i) “Cause” shall include any of the following events: (A) your gross negligence or willful misconduct in the performance of your duties; (B) your conviction of a felony or other crime involving moral turpitude; (C) your willful refusal, after 15 days’ written notice from the Chief Executive Officer or President of the Company, to perform the material lawful duties or responsibilities required of you; (D) your willful and material breach of any corporate policy or code of conduct; or (E) your willfully engaging in conduct that is known or should be known to be materially injurious to the Company or any of its subsidiaries.

(ii) “Disability” shall mean a disability that entitles you to disability benefits under the Company’s long-term disability plan (or that would entitle you to disability benefits under the Company’s long-term disability plan if you were an active employee).

(iii)“Good Reason” shall be defined as any of the following: (A) a material diminution in your base compensation; (B) a material diminution in your authority, duties or responsibilities; or (C) a material change in the geographical location at which you must perform services.  In order to terminate employment for Good Reason, you must, within 90 days of the initial existence of the circumstances constituting Good Reason, notify the Company in writing of the existence of such circumstances, and the Company shall then have 30 days to remedy the circumstances.  If the circumstances have not been fully remedied by the Company, you shall have 60 days following the end of such 30-day period to exercise the right to terminate for Good Reason. The initial existence of the circumstances constituting Good Reason shall be conclusively deemed to have occurred on the date of any written notice to the Company concerning such circumstances.  If you do not timely notify the Company in writing of the existence of the circumstances constituting Good Reason, the right to terminate for Good Reason shall lapse and be deemed waived, and you shall not thereafter have the right to terminate for Good Reason unless further circumstances occur which themselves give rise to a right to terminate for Good Reason.

b.Provided that you have been continuously employed by the Company Group (as determined in accordance with Section 5 hereof) from the Date of Grant through the Lapse Date set forth in the following schedule, the Forfeiture Restrictions shall lapse, and the Restricted Stock Units will vest, with respect to a percentage of the Restricted Stock Units determined in accordance with the following schedule:

Percentage of Total Number

of RSUs as to Which

Lapse (Vesting) DateForfeiture Restrictions Lapse

1st Anniversary of Date of Grant100%

Notwithstanding the schedule set forth above, (i) if your employment with the Company Group (as determined in accordance with Section 5 hereof) is terminated by reason of death or Disability, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units effective as of the date of such termination of employment, and (ii) if your employment with the Company Group (as determined in accordance with Section 5 hereof) is terminated by the Company without Cause, or by you for Good Reason, in either case within the 18-month period immediately following a Change in Control (a “Change in Control Termination”), then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units on the date upon which such Change in Control Termination occurs; provided, however, notwithstanding the foregoing, if you are considered to be in the employment of the Company Group by reason of Retirement as of the date upon which a Change in Control occurs, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units on the date upon which such Change in Control occurs. Any Restricted Stock Units with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding provisions of this Section 2(b) (and any associated unvested DERs) shall be forfeited to the Company for no consideration as of the date of the termination of your employment with the Company Group.

3.

Payments.  Subject to Section 12 hereof, as soon as reasonably practicable after the lapse of the Forfeiture Restrictions with respect to the specified number of Restricted Stock Units as provided in Section 2(b) hereof (but in no event later than the end of the calendar year in which the Forfeiture Restrictions so lapse), the Company shall deliver to you with respect to each such Restricted Stock Unit one share of the Common Stock.  Notwithstanding the foregoing and in accordance with applicable provisions of the Plan, in the case of vesting in connection with termination of your employment due to Disability or a Change in Control Termination, the payment described in this Section 3 shall be made as soon as reasonably practicable (but no later than 60 days) following, the date of your “separation from service” (within the meaning of Code Section 409A) with the Company Group; provided, that, if you are a “specified employee” (within the meaning of Code Section 409A), such payment shall instead be made on the date that is 6 months and 1 day following your separation from service or, if earlier, on the date of your death.  The Company shall deliver the shares of Common Stock in electronic, book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws.  You hereby agree to complete and sign any documents and take any additional action that the Company may request to enable it to deliver shares of Common Stock on your behalf.

4.Dividend Equivalents.   In the event the Company declares and pays a dividend in respect of its Common Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled in accordance with Section 3 hereof (or forfeited), within 60 days following payment of such cash dividend, the Company shall pay to you an amount equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of shares of Common Stock related to the portion of the Restricted Stock Units that have not been settled or forfeited as of such record date.

5.Employment Relationship.  For purposes of this Agreement, you shall be considered to be in the employment of the Company Group as long as (a) you remain an employee of either the Company or an Affiliate, or (b) (i) you remain a Consultant to either the Company or an Affiliate or (ii) you are deemed to have satisfied the requirements for Retirement (defined below).  Nothing in the adoption of the Plan, nor the award of the Restricted Stock Units thereunder pursuant to this Agreement, shall confer upon you the right to continued employment by or service with the Company Group or affect in any way the right of the Company Group to terminate such employment or service at any time.  Unless otherwise provided in a written employment or consulting agreement or by applicable law, your employment by or service with the Company Group shall be on an at-will basis, and the employment or service relationship may be terminated at any time by either you or the Company Group for any reason whatsoever, with or without cause or notice.  Any question as to whether and when there has been a termination of such employment or service, the cause of such termination, or your eligibility for Retirement shall be determined by the Committee or its delegate (the delegate may include the Chief Executive Officer for participants who are not subject to section 16 of the Exchange Act, in which case references to the “Committee” shall mean the Chief Executive Officer), in its sole discretion and its determination shall be final. You may be deemed eligible for “Retirement” if each of the following conditions are satisfied:

(A) your separation from service is due to a normal retirement from your career;

(B) you provide written notice to the Company of your intent to retire at least twelve (12) full calendar months prior to your separation from service pursuant to a normal retirement; provided, however, that such notice may be waived or shortened by the Committee;

(C) you have provided at least seven (7) years of continuous service to one or more members of the Company Group immediately prior to your separation from service pursuant to a normal retirement;

(D) you are in “good standing” as determined by the Committee at the time of your separation from service pursuant to a normal retirement; and

(E)  you have not accepted other employment with, or will be providing services to, any competitor of the Company, or any other organization if the employment or services to be provided thereto are in a substantially similar capacity, role, or function as has been provided to the Company or its Affiliates; however, permitted exceptions include employment or services such as becoming a board member of another entity that is not a competitor of the Company, teaching positions, services provided to non-profit organizations, retail positions or other employment or service that the Committee determines will not alter your normal retirement status with the Company.

Notwithstanding anything to the contrary above, the Committee shall retain the authority to determine whether your separation from service meets the conditions for a Retirement set forth above. The Committee’s determination that you have met the requirements for a Retirement may be revoked at any time following your separation from service if the Committee determines that your retirement status has changed or was determined based upon incorrect information.

6.

Corporate Acts.  The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

7.

Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Grantee, such notices or communications shall be effectively delivered if hand delivered to you at your principal place of employment or if sent by registered or certified mail to you at the last address you have filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

8.

Nontransferability of Agreement.  This Agreement may not be transferred, assigned, encumbered or pledged by you in any manner otherwise than by will or by the laws of descent or distribution.  The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

9.

Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and, except as expressly provided in this Agreement, supersede in their entirety all prior undertakings and agreements between you and any member of the Company Group with respect to the same.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

10.

Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you.  The provisions of Section 14 shall survive the lapse of the Forfeiture Restrictions without forfeiture.

11.

No Rights as Shareholder.  The Restricted Stock Units represent an unsecured and unfunded right to receive a payment in shares of Common Stock and associated DERs, which right is subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan.  Accordingly, you shall have no rights as a shareholder of the Company, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder, with respect to the shares of Common Stock subject to the Restricted Stock Units, unless and until such shares of Common Stock (if any) are delivered to you as provided herein.

12.

Withholding of Tax.  To the extent that the receipt of the Restricted Stock Units (or any DERs related thereto) or the lapse of any Forfeiture Restrictions results in the receipt of compensation by you with respect to which any member of the Company Group has a tax withholding obligation pursuant to applicable law, the Company or Affiliate shall withhold from the cash and from the shares of Common Stock otherwise to be delivered to you, that amount of cash and that number of shares of Common Stock having a Fair Market Value equal to the Company’s or Affiliate’s tax withholding obligations with respect to such cash and shares of Common Stock, respectively, unless you deliver to the Company or Affiliate (as applicable) at the time such cash or shares of Common Stock are delivered to you, such amount of money as the Company or Affiliate may require to meet such tax withholding obligations.  No payments with respect to Restricted Stock Units or DERs shall be made pursuant to this Agreement until the applicable tax withholding requirements with respect to such event have been satisfied in full.  The Company is making no representation or warranty as to the tax consequences that may result from the receipt of the Restricted Stock Units, the treatment of DERs, the lapse of any Forfeiture Restrictions, or the forfeiture of any Restricted Stock Units pursuant to the Forfeiture Restrictions.

13.

Amendments.  This Agreement may be modified only by a written agreement signed by you and an authorized person on behalf of the Company who is expressly authorized to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this Agreement without your consent if such change is not materially adverse to your rights under this Agreement.
14.

Clawback.  Notwithstanding any provisions in the Plan and this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or pursuant to the sale of any shares of Common Stock issued hereunder shall be subject to any clawback or other recovery by the Company to the extent necessary to comply with applicable law, including without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any Securities and Exchange Act rule.

15.

Section 409A Compliance.  Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), or an exemption therefrom, and shall be interpreted, construed and administered in accordance with such intent.  Any payments under this Agreement that may be excluded from Section 409A (due to qualifying as a short-term deferral or otherwise) shall be excluded from Section 409A to the maximum extent possible. No payment shall be made under this Agreement if such payment would give rise to taxation under Section 409A to any person, and any amount payable under such provision shall be paid on the earliest date permitted with respect to such provision by Section 409A and not before such date.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

16.

Plan Controls.  By accepting this grant, you agree that the Restricted Stock Units and DERs are granted under and governed by the terms and conditions of the Plan and this Agreement.  In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control.  Unless otherwise defined herein, capitalized terms used and defined in the Plan shall have the same defined meanings in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, as of the date first above written.

TARGA RESOURCES CORP.

By:____________________________________

Name:  Joe Bob Perkins

Title:  Chief Executive Officer